500 George Washington Highway
Smithfield, RI 02917
FOR IMMEDIATE RELEASE
Press Release

Contact Information:
Investor Relations:	FGXI:
Idalia Rodriguez	Anthony Di Paola
ICR Inc.	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports Sales and Earnings for the
First Quarter of Fiscal 2008

Smithfield, RI (April 30, 2008) - FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced financial results for its first quarter ended March 29, 2008.

•
Net sales were $59.2 million in the current quarter compared to $61.1 million in the first quarter of 2007. During the first quarter of 2007 the Company benefited from approximately $3.2 million of incremental sales related to a non-prescription reading glasses and sunglasses program launched at a major customer.

•	Net income increased 14% to $2.2 million in the current quarter from $1.9 million in the first quarter of 2007.
•	Earnings per diluted share were $0.10 in the first quarter of 2008 compared to $0.13 in the first quarter of 2007.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $10.5 million in the current quarter compared to $12.5 million in the first quarter of 2007.
•	Gross Margin as a percentage of net sales was 53.8% in the first quarter of 2008, compared to 52.1% in the first quarter of 2007.

CEO Alec Taylor commented, “We experienced sales and earnings during the first quarter of 2008 that exceeded our guidance. As expected, sales were down slightly due to the effect of a major customer rollout in the year ago period, but net income was up due to lower interest expense and improved gross margins. Our non-prescription reading glasses business remained strong as we continued to grow in this dynamic category. Early results for our sunglasses business were encouraging despite the soft economy.”

A reconciliation of EBITDA, which is a non-GAAP measure, to net income is included in the Consolidated Statements of Income and Other Selected Data, and related notes thereto, attached to this release.

Net Sales by Segment: ($ amounts in thousands)	1st Quarter 2008	1st Quarter 2007	Variance	% Inc/Dec
Non-prescription Reading Glasses	$27,287	$27,575	$(288)	(1)%
Sunglasses & Prescription Frames	$18,119	$16,840	$1,279	8%
Costume Jewelry	$3,395	$5,973	$(2,578)	(43)%
International	$10,422	$10,761	$(339)	(3)%
Total:	$59,223	$61,149	$(1,926)	(3)%

Sales of non-prescription reading glasses were essentially flat quarter over quarter despite the non-anniversaried roll-out at a major customer that favorably impacted sales in the first quarter of 2007. Excluding the effect of this roll-out from the first quarter of 2007, the non-prescription reading glasses segment increased 18% over the prior year quarter.

The increase in sales in the sunglasses and prescription frame segment for the first quarter of 2008 was due to new product launches and increased sales volume at two major customers.

As expected, sales of the Company’s costume jewelry segment were down in the current quarter due to the Company’s decision to transition from promotional programs at mass merchandisers to basic replenishable offerings at key accounts.

Sales from the Company’s international segment decreased slightly in the current quarter due principally to a non-anniversaried reading glasses roll-out in the UK in the prior year period.

Additional Results

The following additional results were experienced in the first quarter of 2008:

•
Gross margin as a percentage of net sales improved to 53.8% from 52.1% in the comparable prior year period. This increase is attributable to reductions in cost of goods in the non-prescription reading glasses and sunglasses segments, which were partially offset by higher material costs in the jewelry segment.

•
Operating income decreased to $5.6 million in the current quarter from $8.0 million in the first quarter of 2007. This decrease was the result of higher operating costs, principally depreciation expense and additional costs associated with being a public company, partially offset by higher gross margin.

•
Capital expenditures were $4.0 million compared to $5.6 million in the first quarter of 2007. This decrease was the result of the capital investment made in the prior year period to support a new non-prescription reading glasses and sunglasses program roll-out at a major customer.

•
Days sales outstanding improved to 72 days in the current quarter from 84 days in the first quarter of fiscal 2007. Inventory days on hand improved to 111 days in the current quarter from 120 days in the first quarter of fiscal 2007.

•	Stock compensation expense was $0.5 million, or $0.02 per diluted share, in the current quarter compared to $0.2 million, or $0.01 per diluted share, in the first quarter of 2007.

•
The Company repurchased 42,000 of its outstanding ordinary shares at an average price per share of approximately $12.00 under its stock buyback program. The Company has approximately $11.5 million of stock buyback authorization remaining under the previously approved program.

Advertising and Promotion

On April 14th, the Company launched a multi-million dollar television advertising campaign supporting the Foster Grant sunglasses brand. The campaign is expected to run for 12 weeks. In commenting on the campaign, CEO Alec Taylor said, “We are pleased to be back on television again this year advertising Foster Grant sunglasses. This year’s campaign reflects the impact of our new chief marketing officer, Rick Kornhauser, who arrived in January 2008. More than ever, we are committed to building the equities of our brands, which excites our retail partners and speaks to our leadership position in the over-the-counter reading glasses and mass sunglasses categories.”

Key Account Update

During the quarter, the Company added a reading glasses program at approximately 300 AAFES (military base) stores, a wall of fashion readers in the lady’s accessory department at Target and sunglasses and reading glasses at an additional 215 Paradies airport gift stores. The Company has not yet shipped a previously discussed reading glasses program to Borders bookstores, but currently expects to do so in the second fiscal quarter of 2008. Finally, following the end of the quarter, Wal-Mart advised the Company that beginning in September of this year it intends to begin directly importing the non-branded opening price point portion of its reading glasses program currently provided by the Company. The Company will continue to supply Wal-Mart with Magnivision branded reading glasses.

Outlook

For the second quarter of 2008, the Company currently expects net sales in the range of $70 to $72 million, earnings per diluted share to be in the range of $0.16 to $0.18 and EBITDA to range between $11 and $13 million.

The Company anticipates stock compensation expense to be approximately $0.6 million, or $0.02 per diluted share, in the second quarter of 2008.

Full year 2008 guidance remains unchanged from the full year 2008 outlook given in the Company’s fourth quarter and full year 2007 earnings release dated February 20, 2008. Earnings per diluted share guidance for the second quarter and full year 2008 are based upon weighted average diluted shares of 21.5 million.

Mr. Taylor concluded, “We were pleased with our first quarter performance which exceeded guidance. Sales of our core reading glasses business remained strong, while our sunglasses product line had a solid start to 2008. The reaffirmation of our 2008 guidance speaks to the confidence we have in our market leading Foster Grant and Magnivision brands.”

Conference Call Information

The Company will host a conference call on Thursday, May 1, 2008 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 888-680-0894. International callers please dial 617-213-4860. The access code is 80609794. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Thursday, May 8, 2008. To access the replay by phone, the domestic dial-in number is 888-286-8010 and the international dial-in is 617-801-6888. The access code for the replay is 24501937. To access the replay via webcast, please visit www.fgxi.com under the tab "Investors".

About FGX International

FGX International Holdings Limited (NASDAQ: FGXI) is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision® , Angel™ , Gargoyles® and Anarchy® .

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to achieve its business plans; the Company or others may discover that the Company’s products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to recalled products that may cause it to incur substantial costs to resolve; customer acceptance of our existing or new products; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors, political instability, or changing conditions in transportation services; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; failure to maintain proper inventory levels; material changes in customers’ inventory and working capital policies; a material reduction or cessation of purchases by any of our largest customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not complete the stock buyback program; interest rate fluctuations; the Company may not ship a reading glasses program to Borders in the second quarter of fiscal 2008; the Company’s credit insurance may not cover all of our outstanding accounts receivable; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A - Risk Factors in our Form 10-K for the year ended December 29, 2007, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 29, 2008	March 31, 2007

Net sales:
Non-prescription Reading Glasses	$27,287	$27,575
Sunglasses and Prescription Frames	18,119	16,840
Costume Jewlery	3,395	5,973
International	10,422	10,761
Total net sales	59,223	61,149
Cost of sales	27,346	29,312
Gross profit	31,877	31,837

Operating expenses:
Selling expenses	18,538	17,114
General and administrative expenses	6,479	5,138
Amortization of acquired intangibles	1,295	1,543
Total operating expenses	26,312	23,795

Operating income	5,565	8,042

Interest expense, net	1,771	5,498
Other income (expense), net	8	38
Income before income taxes and minority interest	3,802	2,582

Income tax expense	1,431	536
Income before minority interest	2,371	2,046

Minority interest expense	187	128
Net income	$2,184	$1,918
EPS: Basic	$0.10	$0.13
Diluted	$0.10	$0.13

Weighted average shares outstanding:
Basic	21,290	14,838
Diluted	21,446	14,916

Capital expenditures	$3,990	$5,596

The table below reconciles EBITDA to net income, the
most directly comparable GAAP measure.

Net income	$2,184	$1,918
Interest expense, net	1,771	5,498
Income tax expense	1,431	536
Depreciation and amortization	5,131	4,574
EBITDA (1)	$10,517	$12,526

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL
NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(1)
EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company to company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

FGX INTERNATIONAL HOLDINGS LIMITED
SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	As of March 29, 2008	As of December 29, 2007

Cash and cash equivalents	$4,424	$4,567
Accounts receivable, net	40,179	53,001
Inventories	33,621	33,226
Accounts payable	29,387	27,363
Revolving line of credit	15,000	20,000
Current maturities of long-term obligations	7,631	7,661
Long-term obligations less current maturities	92,765	92,778
Shareholders' equity (deficit)	18,965	17,333